Exhibit 21.1

Subsidiaries of Local Insight Regatta Holdings, Inc.

Subsidiary Name	Jurisdiction of Incorporation or Organization	d/b/a’s
Local Insight Yellow Pages, Inc.	Ohio	—
Local Insight Listing Management, Inc.	Pennsylvania	—
The Berry Company	Colorado	Local Insight Berry Local Insight Berry Holdings